Exhibit 99.1
Accretive Health Reports Recent Financial Results and 2011 Guidance
•	37% growth in Projected Contracted Annual Revenue Run Rate to a range of $709 million to $723 million today, a $195 million increase versus 12 months ago

•	Net services revenue of $170 million and $606 million for the quarter and full year, an increase of 24% and 19%, respectively

•	Non-GAAP Adjusted EBITDA of $17 million and $45 million for the quarter and full year, an increase of 56% and 37%, respectively

•	Management expects 2011 net services revenue to range from $835 million to $850 million, an increase of 39% as compared to the year ended December 31, 2010. Management also expects 2011 non-GAAP adjusted EBITDA to range from $80 million to $86 million, an increase of 84% as compared to the year ended December 31, 2010
Chicago, IL, March 2, 2011- Accretive Health, Inc. (NYSE: AH), a leading provider of comprehensive end-to-end healthcare revenue cycle management services and population health management services infrastructure, today announced financial results for the quarter and year ended December 31, 2010.
Financial Results — Fourth Quarter and Year Ended 2010
•	Net services revenue for the fourth quarter of 2010 was $170.0 million, an increase of $32.5 million, or 24%, over the fourth quarter of 2009. Net services revenue for the year ended December 31, 2010 was $606.3 million, an increase of $96.1 million, or 19%, over the year ended December 31, 2009.

•	Operating margin for the fourth quarter of 2010 was $38.3 million, an increase of $10.0 million, or 35%, over the fourth quarter of 2009. Operating margin for the year ended December 31, 2010 was $128.0 million, an increase of $28.5 million, or 29%, over the year ended December 31, 2009.

•	Non-GAAP adjusted EBITDA was $16.7 million for the fourth quarter of 2010, an increase of $6.0 million, or 56%, over the fourth quarter of 2009. Non-GAAP adjusted EBITDA in the fourth quarter of 2010 reflects increased investment in the new Quality and Total Cost of Care offering and public company costs incurred during the period which together aggregated $1.8 million.

•	Non-GAAP adjusted EBITDA for the year ended December 31, 2010 was $45.0 million, an increase of $12.1 million, or 37%, from the 2009 results. Non-GAAP adjusted EBITDA for 2010 reflects $4.4 million of increased investment in the new Quality and Total Cost of Care offering and $1.3 million of public company costs.

•	Non-GAAP adjusted net income per diluted common share was $0.09 and $0.24 for the fourth quarter and year ended December 31, 2010, respectively.

•	Net income attributable to common shareholders for the fourth quarter of 2010 was $5.5 million, an increase of $3.2 million when compared to the $2.3 million attributable to common shareholders during the fourth quarter of 2009. Net income attributable to common shareholders for the year ended December 31, 2010 was $12.6 million, an increase of $6.1 million when compared to the $6.5 million attributable to common shareholders during the year ended December 31, 2009.

•	Diluted net income per common share was $0.06 and $0.13 for the quarter and year ended December 31, 2010, respectively.
Mary Tolan, Accretive Health’s Co-Founder and Chief Executive Officer said, “We continue to grow our revenue cycle management business with new client additions and strong value creation for these clients and the company. The strength of our market presence continued to expand as evidenced by a pipeline of opportunities that is the strongest the company has ever seen. Since the public offering in 2010, we have more potential customers reaching out to learn about our offering and the value it can deliver for their organization. Our clients continued to adopt our Shared Services offering, further validating the strength of our customer partnerships. We expanded our already sizable market opportunity with the launch of our new and innovative Quality and Total Cost of Care offering with our inaugural customer Fairview Health Services. The Quality and Total Cost of Care offering, only a few months into implementation, is delivering results in line with our expectations on key quality and total cost of care metrics.”

“Looking ahead, we believe we are poised for strong growth and profitability in 2011 and beyond. Our new business pipeline is robust and we are encouraged by the high level of engagement we encounter when meeting with provider CEOs and CFOs. The significant revenue cycle sales campaigns we discussed last quarter are progressing well. We are also excited about the early opportunities we are seeing in our new Quality and Total Cost of Care business, where we are in active contract negotiations with two potential clients. In the coming years, we expect to benefit from continued growth in our revenue cycle management business, including a growing contribution from incentive payments as our contracts mature, and from new contracts in our Quality and Total Cost of Care offering.”
We define our Projected Contracted Annual Revenue Run Rate as the expected total net services revenue for the subsequent twelve (12) months for all our customers under contract as of the date the measure is reported. The company’s Projected Contracted Annual Revenue Run Rate at March 2, 2011 is $709 million to $723 million compared to $516 million to $527 million at March 2, 2010. The midpoint of the range at March 2, 2011 increased by $195 million, or 37%, from the midpoint of the range at March 2, 2010.
Revenues and Operating Results — Fourth Quarter and Year Ended December 31, 2010
Total net services revenue for the fourth quarter of 2010 grew to $170.0 million, a $32.5 million, or 24%, increase over the fourth quarter of 2009. Net base fee revenue was $142.6 million for the fourth quarter of 2010, an increase of $27.9 million over the fourth quarter of 2009. Incentive payments were $23.2 million during the fourth quarter of 2010, an increase of $3.0 million over the fourth quarter of 2009. Other services revenue was $4.2 million for the fourth quarter of 2010, an increase of $1.6 million over the fourth quarter of 2009.
Non-GAAP adjusted EBITDA for the quarter ended December 31, 2010 was $16.7 million, an increase of $6.0 million, or 56%, over the fourth quarter of 2009. Non-GAAP adjusted EBITDA in the fourth quarter of 2010 reflects increased investment in our Quality and Total Cost of Care offering and public company costs incurred during the fourth quarter of 2010 which together aggregated to $1.8 million.
Total net services revenue for the year ended December 31, 2010 was $606.3 million, a $96.1 million, or 19%, increase as compared to the year ended December 31, 2009. Net base fee revenue was $518.2 million for the year ended December 31, 2010, an increase of $84.0 million over the year ended December 31, 2009. Incentive payments were $74.7 million for the year ended December 31, 2010, an increase of $10.6 million over the year ended December 31, 2009. Other services revenues were $13.4 million for the year ended December 31, 2010, an increase of $1.5 million over the year ended December 31, 2009.
Non-GAAP adjusted EBITDA for the year ended December 31, 2010 was $45.0 million, an increase of $12.1 million, or 37%, as compared to the year ended December 31, 2009. Non-GAAP adjusted EBITDA in 2010 reflects increased investment in our Quality and Total Cost of Care offering during 2010 of $4.4 million and public company costs of $1.3 million. With the signing of our inaugural customer, Fairview Health Services in November 2010, we expect our investments in the new Quality and Total Cost of Care offering to begin generating revenues in 2011.
Net income attributable to common shareholders for the fourth quarter of 2010 was $5.5 million, an increase of $3.2 million as compared to the fourth quarter of 2009. Net income attributable to common shareholders for 2010 was $12.6 million, an increase of $6.1 million as compared to 2009. The increase primarily reflects the absence of dividend distributions during 2010, offset by the costs incurred in 2010 related to our Quality and Total Cost of Care offering and for being a public company. During 2009, the company paid an aggregate of $14.9 million of dividends of which $8.0 million were applicable to preferred stockholders.

2011 Outlook
Based on the status of our current contract negotiations and strong pipeline at the start of 2011, for the year ended December 31, 2011, we are expecting net services revenues of $835 million to $850 million. For the year ended December 31, 2011, we are also expecting non-GAAP adjusted EBITDA of $80 million to $86 million, and diluted earnings per common share of $0.31 to $0.33. The midpoint of our guidance range for 2011 non-GAAP adjusted EBITDA represents a 84% growth over non-GAAP adjusted EBITDA for 2010.
Conference Call
Accretive Health’s management will host a conference call beginning at 7:30 A.M. Central Time on March 2, 2011 to discuss the company’s fourth quarter and year to date 2010 results and business outlook. To participate, callers can dial 1(800) 510-9836 from within the U.S. or 1 (617) 614-3670 from any other country. Thereafter, callers will be prompted to enter the participant pass-code, 94061427.
For those who cannot participate in the call, a replay will be available on Accretive Health’s website, www.accretivehealth.com, after the end of the call.
About Accretive Health
Accretive Health is a leading provider of services to healthcare providers. Our business purpose is to help U.S. hospitals, physicians and other healthcare providers more efficiently manage their revenue cycle operations and population-based health management initiatives. Our distinctive operating model that includes people, processes and sophisticated integrated technology, which we refer to as our solutions, helps our customers realize sustainable improvements in their operating margins and improve the satisfaction of their patients, physicians and staff. Our customers typically are multi-hospital systems, including faith-based or community healthcare systems, academic medical centers and independent ambulatory clinics, and their affiliated physician practice groups. Our revenue cycle solution spans our customers’ entire revenue cycle, unlike competing services that we believe address only a portion of the revenue cycle or focus solely on cost reductions. Our revenue cycle management customers have historically achieved significant improvements in cash collections measured against the contractual amount due for healthcare services, which we refer to as net revenue yield. Our population health management infrastructure spans the entire healthcare delivery continuum and enables providers to manage the health of their patient populations delivering higher quality care while reducing aggregate cost of care.
Safe Harbor
This press release contains forward-looking statements, including statements regarding expectations for future financial and business performance and market growth, which involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth in our Quarterly Report on Form 10-Q filed with the SEC on November 12, 2010, under the heading “Risk Factors”. The words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We have based these forward-looking statements on our current expectations and projections about future events. Although we believe that the expectations underlying any of our forward-looking statements are reasonable, these expectations may prove to be incorrect and all of these statements are subject to risks and uncertainties. Should one or more of these risks and uncertainties materialize, or should underlying assumptions, projections, or expectations prove incorrect, actual results, performance, or financial condition may vary materially and adversely from those anticipated, estimated, or expected.
All forward-looking statements included in this report are expressly qualified in their entirety by the foregoing cautionary statements. We wish to caution readers not to place undue reliance on any forward-looking statement that speaks only as of the date made and to recognize that forward-looking statements are predictions of future results, which may not occur as anticipated. Actual results could differ materially from those anticipated in the forward-looking statements and from historical results, due to the uncertainties and factors described above, as well as others that we may consider immaterial or do not anticipate at this time. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we do not know whether our expectations will prove correct. Our expectations reflected in our forward-looking statements can be affected by inaccurate assumptions we might make or by known or unknown uncertainties and factors, including those described above. The risks and uncertainties described above are not exclusive, and further information concerning us and our business, including factors that potentially could materially affect our financial results or condition, may emerge from time to time. We assume no, and we specifically disclaim any, obligation to update, amend, or clarify forward-looking statements to reflect actual results or changes in factors or assumptions affecting such forward-looking statements. We advise you, however, to consult any further disclosures we make on related subjects in our periodic reports that we file with or furnish to the U.S. Securities and Exchange Commission.

ACCRETIVE HEALTH, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)

	December 31,	December 31,
	2010	2009

ASSETS
Current assets:
Cash and cash equivalents	$155,573	$43,659
Accounts receivable, net of allowance for doubtful accounts of $1,500 and $82 at December 31, 2010 and 2009, respectively	53,894	27,519
Prepaid assets	13,336	4,283
Due from related party	1,283	1,273
Other current assets	1,659	1,337

Total current assets	225,745	78,071
Deferred income tax	11,405	7,739
Furniture and equipment, net	21,698	12,901
Goodwill	1,468	1,468
Other, net	2,303	3,293

Total assets	$262,619	$103,472

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$30,073	$11,967
Accrued service costs	38,649	27,742
Accrued compensation and benefits	13,331	12,114
Deferred income tax	6,016	4,188
Accrued income taxes	—	41
Other accrued expenses	6,062	3,531
Deferred revenue	21,857	22,610

Total current liabilities	115,988	82,193
Non-current liabilities:
Other non-current liabilities	3,912	—

Non-current liabilities	3,912	—

Total liabilities	$119,900	$82,193

Commitments and contingencies	—	—
Stockholders’ equity:
Convertible preferred stock, Series A, $0.01 par value, no shares authorized, issued and outstanding at December 31, 2010; 32,317 authorized, issued and outstanding at December 31, 2009	—	—
Convertible preferred stock, Series D, $0.01 par value, no shares authorized, issued and outstanding at December 31, 2010; 1,267,224 shares authorized, issued and outstanding at December 31, 2009	—	13
Preferred stock, $0.01 par value, 5,000,000 shares authorized, no shares issued and outstanding at December 31, 2010; no shares authorized, issued and outstanding at December 31, 2009	—	—
Series B common stock, $0.01 par value, no shares authorized, issued and outstanding at December 31, 2010; 68,600,000 shares authorized, 32,156,932 issued and outstanding at December 31, 2009	—	82
Series C common stock, $0.01 par value, no shares authorized, issued and outstanding at December 31, 2010; 31,360,000 shares authorized, 5,257,727 issued and outstanding at December 31, 2009	—	13
Common stock, $0.01 par value, 500,000,000 shares authorized, 94,826,509 shares issued and outstanding at December 31, 2010; no shares authorized, issued and outstanding at December 31, 2009	948	—
Additional paid-in capital	159,780	51,777
Non-executive employee loans for stock option exercises	(41)	(120)
Accumulated deficit	(17,834)	(30,452)
Cumulative translation adjustment	(134)	(34)

	142,719	21,279

Total liabilities and stockholders’ equity	$262,619	$103,472

ACCRETIVE HEALTH, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
	(Unaudited)
Net services revenue (1)	$170,029	$137,531	$606,294	$510,192
Costs of services	131,702	109,159	478,276	410,711

Operating margin	38,327	28,372	128,018	99,481
Other operating expenses:
Infused management and technology	17,212	13,709	64,029	51,763
Selling, general and administrative	11,883	6,774	41,671	30,153

Total operating expenses	29,095	20,483	105,700	81,916
Income from operations	9,232	7,889	22,318	17,565
Interest income (expense), net	5	3	29	(9)

Net income before provision for income taxes	9,237	7,892	22,347	17,556
Provision for income taxes	3,709	2,786	9,729	2,966

Net income	$5,528	$5,106	$12,618	$14,590
Dividends on preferred shares	—	—	—	(8,044)

Net income applicable to common shareholders (2)	$5,528	$2,318	$12,618	$6,546

Net income per common share (3)
Basic	$0.06	$0.06	$0.18	$0.17
Diluted	0.06	0.05	0.13	0.15
Weighted average shares used in calculating net income per common share
Basic	91,759,138	36,866,166	70,732,791	36,725,194
Diluted	97,681,402	44,210,434	94,206,677	43,955,167
Cash dividends declared per common share	$—	$—	$—	$0.18

(1) The components of net services revenue were:
Net base fees for managed services contracts	$142,647	$114,707	$518,243	$434,281
Incentive payments for managed services contracts	23,162	20,207	74,663	64,033
Other services	4,220	2,617	13,388	11,878

Total	$170,029	$137,531	$606,294	$510,192

(2)	Prior to the IPO, which occurred in May 2010, the Company allocated net income between common stock and other participating securities, primarily preferred stock shares. Out of $5.1 million and $14.6 million of net income for the quarter and year ended December 31, 2009, respectively, approximately $2.8 million and $8.0 million, respectively, related to other participating securities and were excluded from net income available for common shareholders.

(3)	Net income per common share and weighted-average shares used in calculating net income per common share have been restated for all historical periods to reflect the Company’s 3.92-for-1 stock split, which occurred in connection with the Company’s initial public offering in May, 2010.

ACCRETIVE HEALTH, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended December 31,
	2010	2009	2008
Operating activities:
Net income	$12,618	$14,590	$1,243
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	6,157	3,921	2,540
Employee stock based compensation	16,549	6,917	3,551
Expense associated with the issuance of stock warrants	—	4,509	3,332
Deferred income taxes	(3,736)	(3,552)	—
Excess tax benefits from equity-based awards	(11,910)	(1,539)	—
Loss on disposal of equipment	—	—	70
Changes in operating assets and liabilities:
Accounts receivable	(26,374)	(7,313)	(4,309)
Prepaid and other current assets	2,560	(1,678)	(1,381)
Accounts payable	18,093	(6,113)	15,546
Accrued service costs	10,907	4,195	3,715
Accrued compensation and benefits	1,210	2,960	3,563
Other accrued expenses	3,517	(253)	173
Accrued income taxes	(41)	(1,168)	1,208
Deferred rent expense	3,199	—	—
Deferred revenue	(753)	(377)	10,275

Net cash provided by operating activities	31,996	15,099	39,525

Investing activities:
Purchases of furniture and equipment	(9,670)	(3,514)	(1,843)
Acquisition of software	(5,355)	(4,348)	(4,988)
Collection (issuance) of note receivable	(1,844)	618	698

Net cash used in investing activities	(16,869)	(7,244)	(6,133)

Financing activities:
Proceeds from initial public offering, net of issuance costs	86,480	—	—
Liquidation preference payment	(866)	—	—
Proceeds from issuance of common stock from warrant exercises	934	—	1
Proceeds from issuance of common stock from employee stock option exercise	1,253	214	150
Collection of non-executive employee notes receivable	79	143	57
Excess tax benefit from equity-based awards	11,910	1,539	—
Deferred offering costs	(2,724)	(2,939)	—
Payment of dividends	—	(14,941)	(15,001)
Repurchase of common stock	—	(13)	(1,510)

Net cash provided by (used in) financing activities	97,066	(15,997)	(16,303)

Effect of exchange rate changes on cash	(279)	145	(178)

Net increase (decrease) in cash and cash equivalents	111,914	(7,997)	16,911
Cash and cash equivalents at beginning of period	43,659	51,656	34,745

Cash and cash equivalents at end of period	$155,573	$43,659	$51,656

Supplemental disclosure of cash flow information
Interest paid	$—	$160	$—
Taxes paid	9,460	8,254	1,137
Exercise of unvested stock options	—	5	132
Supplemental disclosures of noncash financing transactions
Issuance of notes receivable to non-executive employees	$—	$—	$(585)
Vesting of previously exercised stock options	169	215	651

Explanation of Operational Metrics
We define our Projected Contracted Annual Revenue Run Rate as the expected total net services revenue for the subsequent twelve (12) months for all healthcare providers for which we are providing revenue cycle management, quality and total cost of care, or other types of services that are under contract as of the date the measure is reported.
Explanation and Use of Non-GAAP Financial Measures
To provide investors with greater insight and a better understanding of how our management and board of directors analyze our financial performance and make operational decisions, we supplement our consolidated financial statements that are presented on a GAAP basis in this press release with the following non-GAAP financial measures: adjusted EBITDA, adjusted net income, and adjusted net income per diluted common share.
These non-GAAP financial measures should not be considered in isolation; they are in addition to, and are not a substitution, for financial performance measures under GAAP. These non-GAAP financial measures may be different from non-GAAP measures used by other companies. Further, we may utilize other measures to illustrate performance in the future. Non-GAAP measures have limitations since they do not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP.
We define non-GAAP adjusted EBITDA as net income (loss) before net interest income (expense), income tax expense (benefit), depreciation and amortization expense and share based compensation expense. We define non-GAAP adjusted net income as net income (loss) before share based compensation expense, net of the estimated tax impact of such expense. We define non-GAAP adjusted net income per diluted common share as non-GAAP adjusted net income applicable to common shareholders divided by the weighted average fully diluted common shares outstanding during the period as computed in accordance with GAAP.
We use non-GAAP adjusted EBITDA:
•	as a measure of operating performance, because it does not include the impact of items that we do not consider indicative of our core operating performance;

•	for planning purposes, including the preparation of our annual operating budget;

•	to allocate resources to enhance the financial performance of our business;

•	to evaluate the effectiveness of our business strategies; and

•	in communications with our board of directors and investors concerning our financial performance.
We believe that non-GAAP adjusted EBITDA, non-GAAP adjusted net income, and non-GAAP adjusted net income per diluted common share are useful to investors in evaluating our operating performance for the following reasons:
•	these and similar non-GAAP measures are widely used by investors to measure a company’s operating performance without regard to items that can vary substantially from company to company depending upon financing and accounting methods, book values of assets, capital structures and the methods by which assets were acquired;

•	securities analysts often use these and similar non-GAAP measures as supplemental measures to evaluate the overall operating performance of companies; and

•	by comparing our non-GAAP adjusted EBITDA in different historical periods, our investors can evaluate our operating results without the additional variations of interest income (expense), income tax expense (benefit), depreciation and amortization expense and share-based compensation expense.
We understand that, although measures similar to non-GAAP adjusted EBITDA and non-GAAP adjusted net income are frequently used by investors and securities analysts in their evaluation of companies, these measures have limitations as an analytical tool, and you should not consider them in isolation or as a substitute for analysis of our results of operations as reported under GAAP. Some of the limitations of these specific non-GAAP financial measures are:
•	non-GAAP adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or other contractual commitments;

•	non-GAAP adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	non-GAAP adjusted EBITDA and non-GAAP adjusted net income do not reflect share-based compensation expense;

•	non-GAAP adjusted EBITDA does not reflect cash requirements for income taxes; and

•	non-GAAP adjusted EBITDA does not reflect net interest income (expense).

Non-GAAP Adjusted EBITDA
The following table presents a reconciliation of non-GAAP adjusted EBITDA to net income, the most comparable GAAP measure (unaudited; in thousands):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
Net income	$5,528	$5,106	$12,618	$14,590
Net interest (income) expense (a)	(5)	(3)	(29)	9
Provision for income taxes	3,709	2,786	9,729	2,966
Depreciation and amortization expense	1,758	1,082	6,157	3,921

EBITDA	$10,990	$8,971	$28,475	$21,486
Stock compensation expense (b)	5,702	1,608	16,549	6,917
Stock warrant expense (b)	—	152	—	4,509

Non-GAAP Adjusted EBITDA	$16,692	$10,731	$45,024	$32,912

(a)	Net interest income represents earnings from our cash and cash equivalents. No debt or other interest-bearing obligations were outstanding during any of the periods presented. Interest expense for the year ended December 31, 2009 is a result of a $150 origination fee paid in connection with establishing our new revolving line of credit and has been shown net of interest income earned during the year.

(b)	Stock compensation expense and stock warrant expense collectively represent the share-based compensation expense reflected in our financial statements. Of the amounts presented above, $0.2 million and $1.7 million were classified as a reduction in gross revenue for the three and twelve months ended December 31, 2009, respectively. No such reduction was recorded for the three or twelve months ended December 31, 2010 as all available warrants had been previously earned and, therefore, there was no stock warrant expense.
Non-GAAP Adjusted Net Income and Non-GAAP Adjusted Net Income per Diluted Common Share
The following table presents a reconciliation of non-GAAP adjusted net income to net income, the most comparable GAAP measure, details how we calculate non-GAAP adjusted net income per diluted common share, and reconciles non-GAAP adjusted net income per diluted common share to fully diluted earnings per common share, the most comparable GAAP measure (unaudited; in thousands, except share and per share amounts):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
Non-GAAP Adjusted Net Income
GAAP net income per common share	$5,528	$2,318	$12,618	$6,546
Add: Share based expense (a)	5,702	1,760	16,549	11,426
Less: Tax impact of share based expense (b)	2,281	704	6,620	4,570

Adjusted net income	$8,949	$3,374	$22,547	$13,402

Weighted average common shares, diluted	97,681,402	44,210,434	94,206,677	43,955,167

Non-GAAP adjusted net income per diluted common share	$0.09	$0.08	$0.24	$0.30

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
Non-GAAP Adjusted Net Income per Diluted Share
GAAP fully diluted earnings per common share	$0.06	$0.05	$0.13	$0.15
Add: Share based expense (a)	0.06	0.04	0.18	0.25
Less: Tax impact of share based expense (b)	0.02	0.02	0.07	0.10

Non GAAP adjusted net income per diluted share	$0.09	$0.08	$0.24	$0.30

(a)	Share based compensation is the sum of stock compensation and stock warrant expense in the above reconciliation of non-GAAP adjusted EBITDA

(b)	Tax impact calculated using a tax rate of 40% which excludes the impact of state taxes on gross receipts.
Accretive Health, Inc.
Gary Rubin, Senior Director of Finance, (312) 324-7813
investorrelations@accretivehealth.com